FINANCIAL GUARANTY

INSURANCE POLICY

Trust: As described in Endorsement No. 1	Policy No.: 51763-N

Certificates:  Deutsche Alt-B Securities Mortgage Loan Trust, Series 2006-AB4, Mortgage Pass-Through Certificates, Series 2006-AB4,

$21,200,000 original Certificate Principal Balance

 Class A-1B-2, $4,775,000 original Certificate Principal Balance

 Class A-3A-2, $42,976,000 original Certificate Principal Balance

 Class A-4A, $24,000,000 original Certificate Principal Balance

 Class A-5 and $18,986,000 original Certificate Principal Balance

 Class A-7 Certificates

Date of Issuance: 9/29/06

FINANCIAL SECURITY ASSURANCE INC. ("Financial Security"), for consideration received, hereby UNCONDITIONALLY AND IRREVOCABLY GUARANTEES to the Trustee for the benefit of each Holder, subject only to the terms of this Policy (which includes each endorsement hereto), the full and complete payment of Guaranteed Distributions with respect to the Certificates of the Trust referred to above.

For the further protection of each Holder, Financial Security irrevocably and unconditionally guarantees payment of the amount of any distribution of principal or interest with respect to the Certificates made during the Term of this Policy to such Holder that is subsequently avoided in whole or in part as a preference payment under applicable law.

Payment of any amount required to be paid under this Policy will be made following receipt by Financial Security of notice as described in Endorsement No. 1 hereto.

Financial Security shall be subrogated to the rights of each Holder to receive distributions with respect to each Certificate held by such Holder to the extent of any payment by Financial Security hereunder.

Except to the extent expressly modified by Endorsement No. 1 hereto, the following terms shall have the meanings specified for all purposes of this Policy.  "Holder" means the registered owner of any Certificate as indicated on the registration books maintained by or on behalf of the Trustee for such purpose or, if the Certificate is in bearer form, the holder of the Certificate.  "Trustee”, “Guaranteed Distributions” and “Term of this Policy” shall have the meaning set forth in Endorsement No. 1 hereto.

This Policy sets forth in full the undertaking of Financial Security, and shall not be modified, altered or affected by any other agreement or instrument, including any modification or amendment thereto.    Except to the extent expressly modified by an endorsement hereto, the premiums paid in respect of this Policy are nonrefundable for any reason whatsoever.  This Policy may not be cancelled or revoked during the Term of this Policy.  An acceleration payment shall not be due under this Policy unless such acceleration is at the sole option of Financial Security.  THIS POLICY IS NOT COVERED BY THE PROPERTY/ CAUSALTY INSURANCE SECURITY FUND SPECIFIED IN ARTICLE 76 OF THE NEW YORK INSURANCE LAW.

In witness whereof, FINANCIAL SECURITY ASSURANCE INC. has caused this Policy to be executed on its behalf by its Authorized Officer.

FINANCIAL SECURITY ASSURANCE INC.

By____/s/ M. Douglas Watson, Jr.

Authorized Officer

A subsidiary of Financial Security Assurance Holdings Ltd.

31 West 52nd Street, New York, N.Y. 10019	(212) 826-0100

Form 101NY (5/89)